Exhibit 10.30

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit marked with brackets and asterisks have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT FOR CO-PROMOTION PARTNERSHIP

This Agreement For Co-Promotion partnership (this “Agreement”), is made as of June 23, 2020 (the “Effective Date”), by and between Titan Pharmaceuticals, Inc., a Delaware corporation, located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California, 94080-1958 (“TITAN”) and Indegene, Inc., a Delaware corporation with an office at 150 College Rd W, Suite 104, Princeton, NJ 08540 (“Indegene”).

Each of TITAN and Indegene are referred to in this Agreement as a “Party” and together as the “Parties”.

Recitals

Whereas, TITAN wishes to engage Indegene to perform certain commercial activities with regard to co-promotion of the Product (as defined below), in the Territory (as defined below) under the terms and conditions set forth in this Agreement; and

Whereas, Indegene has expertise in digital and multi-channel marketing campaigns for the pharmaceutical industry and desires to undertake such activities to create a co-promotion partnership with TITAN pursuant to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms, whether in the singular or the plural, shall have the meanings designated to them under this Article 1, unless otherwise specifically indicated:

1.1         “Adverse Event” shall mean any untoward medical occurrence associated with the use of the Product, whether or not considered Product-related. An Adverse Event may be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product, whether or not considered related to the Product.

1.2         “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.3         “Agreement” shall have the meaning given in the Preamble.

1.4         “Applicable Law” shall mean each applicable provision of any national, federal, state, local or municipal laws, treaties, statutes, ordinances, orders, rules, and regulations, including those applicable to the manufacture, storage, marketing, promotion, sale and distribution of pharmaceutical products in the Territory, including the U.S. Foreign Corrupt Practices Act, Federal Food, Drug and Cosmetic Act (including its “fair balance” requirements), the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the False Claims Act (31 U.S.C. §§ 3729 et seq.) and the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h et seq.), including any and all implementing regulations thereunder of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, national securities exchange, or securities listing organizations that are in effect from time to time during the Term and apply to a particular activity or obligation hereunder.

1.5         “Auditor” shall have the meaning given in Section 9.1.

1.6         “Calendar Day” shall mean business days and non-business days.

1.7         “Calendar Month” shall mean the respective periods of days that define a given month.

1.8         “Calendar Year” shall mean the respective periods of twelve (12) consecutive Calendar Months beginning on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall extend from the Effective Date until December 31, 2020 and (b) the last Calendar Year of the Term shall end on the date of expiration or termination of this Agreement.

1.9         “Change of Control” shall mean (a) the acquisition, directly or indirectly (through beneficial ownership or otherwise), of a majority of the voting securities of a party, (b) a merger, reorganization or other business combination in which the stockholders of a party beneficially own less than a majority of the voting stock of the surviving entity, or (c) the sale, conveyance, transfer, lease or other disposition of all or substantially all assets of a party to a non-Affiliate party.

1.10      “Channel and Tactical Mix” shall have the meaning set forth in Appendix 2.

1.11      “Claim” shall mean any claim, demand, proceeding, action, liability, suit, expense, fine, penalty, damage, loss and cost (including without limitation legal advisors’ fees).

1.12      “Co-promotion” shall mean any Detailing Activities and Promotional Activities undertaken by Indegene with the appropriate approval and permissions of Titan in accordance with this Agreement

1.13      “Commercialization” or “Commercialize” shall mean any and all activities related to marketing, Promoting, Detailing, distributing, importing, exporting, selling or offering to sell the Product, including any of the foregoing activities performed by a Third Party on behalf of one of the Parties.

1.14      “Confidential Information” shall have the meaning given in Article 12.2. For clarity, the Confidential Information of TITAN includes, but is not limited to, Detail Plan, Promotional Materials, Target List, Training Materials, Personal Data and any other information designated by TITAN as Confidential Information.

1.15      “Contact Center” shall mean the location where the technology resides which allows the Indegene Representatives to make outbound or receive inbound calls.

1.16      “CRM System” shall mean Indegene’s computer system for customer relationship management utilized to manage, track and record the Detail Activities of the Indegene Representatives. Such systems shall be maintained on a computer network that meets commercially reasonable and generally accepted standards within the industry for data security, business continuity and backups.

1.17      “Detail” or “Detailing” shall mean a comprehensive multi-channel virtual, not in person promotion of Product utilizing MLR-approved materials in order to increase the awareness of Product with the universe of prospective HCPs as outlines in the Target list

1.18      “Detailing Activities” shall mean Detailing of the Product within the FDA-approved indications and in accordance with the Channel & Tactical Mix and this Agreement as well as complete data entry into the Indegene CRM system, as applicable, such as details of each and every Detail activity as well as the responses from Targets and follow through actions.

1.19      “Disclosing Party” shall have the meaning given in Section 12.1

1.20      “Disease State” shall mean Opioid Abuse Disorder (OAD)

1.21      “Dispute” shall mean any dispute, controversy, difference or Claim of whatever nature arising out of, relating to, or having any connection with this Agreement.

1.22      “Dispute Notice” shall have the meaning set forth in Section 16.11.

1.23      “Effective Date” shall have the meaning set forth in the Preamble.

1.24      “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.25      “Final Installment” shall have the meaning set forth in Section 10.1.

1.26      “Force Majeure Event” shall have the meaning set forth in Section 16.7.

1.27      “Gainshare” shall have the meaning set forth in Section 10.2.

1.28      “Governance Board” shall have the meaning set forth in Section 2.1(a).

1.29      “Governance meetings” shall have the meaning set forth in Section 2.1

1.30      “Gross Sales” shall mean the Product Wholesale Acquisition Cost (WAC) for all commercial sales of the Product to Third Parties in the Territory by Titan, its Affiliates or its or their licensees. The current WAC for 1 unit of Product is $4,950.

1.31      “Health Care Organization” or “HCO” shall mean any organization employing HCPs that provides medical care to patients.

1.32      “Health Care Professional” or “HCP” shall mean any individual who does or could legally prescribe, recommend, purchase, supply, or administer the Product in the Territory or influence the prescribing, recommending, purchasing, supplying or administration of the Product in the Territory (e.g., licensed physicians, physician assistants, nurses, nurse practitioners, pharmacists, medical assistants, and other medical professional involved inpatient care; scientists or PhDs, who because of their professional reputations, may have an influence on clinical opinions; and others who could influence the purchase and/or prescribing of the Product, including group purchasing organizations, pharmacy benefit managers, managed care organizations, and other entities who arrange for the provision of healthcare services).

1.33      “Hub” shall mean a third-party patient and provider access, application and order processing center.

1.34      “Indegene” shall have the meaning set forth in the Preamble.

1.35      “Indegene Indemnitees” shall have the meaning set forth in Section 14.2.

1.36      “Indegene Lead” shall have the meaning set forth in Section 2.2.

1.37      “Indegene Managers” shall have the meaning given in Section 6.1.

1.38      “Indegene Personnel” shall mean the Indegene Representatives, the Indegene Home Office Personnel, the Indegene Lead, the Indegene Manager, the Indegene Trainer, and Quality Assurance/Quality Control Supervisors.

1.39     “Indegene Pre-existing IP” shall have the meaning set forth in Section 7.7.

1.40      “Indegene Representative” shall mean employees of Indegene located in the Kennesaw, Atlanta contact center facility (the “Contact Center”) who shall be qualified and trained on the Product, TITAN Policies, and obligations under this Agreement.

1.41      “Indemnitee” shall have the meaning set forth in Section 14.3.

1.42      “Indemnitor” shall have the meaning set forth in Section 14.3.

1.43      “Initial Amount” shall have the meaning set forth in Section 10.1.

1.44      “Initial Term” shall have the meaning set forth in Section 15.1.

1.45      “Initial Training” shall have the meaning set forth in Section 5.2(b).

1.46      “Materials” shall mean Promotional Materials, Product Labeling, and Training Materials that, directly or indirectly mentions, describes, promotes, or otherwise is used in the promotion or sale of the Product, all of which shall be approved by MLR. For clarity, if Indegene creates Materials for proposed use to support the Services, all such Materials must be reviewed and approved by MLR prior to use of such Materials, as appropriate.

1.47      “MLR” shall mean the TITAN, Medical, Legal, and Regulatory Review Committee as may be constituted from time to time.

1.48      “Net Sales“ means the Product Wholesale Acquisition Cost (WAC) for all commercial sales of the Product to Third Parties in the Territory by Titan, its Affiliates or its or their licensees, less the following deductions actually allowed or reserved in accordance with GAAP (collectively, “Permitted Deductions”):

•	credits or allowances actually granted for damaged or spoiled Product, returns, Recalls or rejections of such Product, and retroactive price adjustments;

•	normal and customary trade, cash and quantity discounts, allowances and credits for such Product;

•	sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of such Product in the Territory;

•	fees paid to Third Party distributors and legally allowed chargebacks, rebates or similar payments to customers with respect to such Product, including managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to any Governmental Authority or Regulatory Authority, including, but not limited to any federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

•	Special packaging costs, freight, postage, shipping and insurance charges related to delivery of such Product;

•	Fees paid by TITAN to the Hub; and

•	Sales or other transfers between TITAN, its Affiliates or its or their licensees and any dispositions of such Product for pre-clinical or clinical testing required in connection with obtaining Regulatory Approvals of Product, in each case, without charge, shall be excluded from the computation of Net Sales and no payments will be payable to Indegene on such sales or transfers.

The per unit Net Sales shall not be less than 62% of WAC for one (1) unit of product for any given Promotional Measurement Period for the first 12 months of the Term of the Agreement nor less than 65% of WAC thereafter.

1.49      “Patients” shall mean new or continuing patients who commenced six month treatment cycle with Probuphine during a calendar quarter.

1.50      “Party” and “Parties” shall have the meaning set forth in the preamble.

1.51      “Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.52      “Personal Data” shall have the meaning set forth in section 13.3.

1.53      “Product” shall mean PROBUPHINE® (buprenorphine implant).

1.54      “Product Copyrights” shall mean all registered and unregistered copyrights owned or controlled by TITAN or included in any of the Materials, including both published and unpublished works. Product Copyrights shall be solely owned by TITAN.

1.55      “Product Intellectual Property” shall mean, collectively, the Product Copyrights and the Product Trademarks.

1.56      “Product Labeling” shall mean all labels and other written, printed or graphic matter affixed to or upon (i) any container, packaging or wrapper utilized with the Product, (ii) any written material accompanying the Product, including, without limitation, Product package inserts, each of which have been provided by TITAN to Indegene, or (iii) any other Materials.

1.57      “Product Trademarks” shall mean all trademarks, service marks, trade names, and other indicia of source or goodwill, including the registrations and applications for registration thereof, owned or controlled by TITAN or included in any of the Materials. Product Trademarks shall be solely owned by TITAN.

1.58      “Project Team” shall have the meaning set forth in section 2.1(a).

1.59      “Promotion” shall mean the activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and directed to educate specific healthcare providers on the purchase and approved use of a particular prescription pharmaceutical product , and to market the pharmaceutical product for its approved use. When used as a verb, “Promote” shall mean to engage in such activities.

1.60      “Promotion Year” shall mean the calendar year in which Promotion of the Product occurs.

1.61      “Promotional Materials” shall mean all written, printed, electronic, or graphic materials agreed by the Parties for use by Indegene Representatives in connection with the provision of the Services hereunder.

1.62      “Promotional Measurement Period shall mean quarterly time periods, as determined by Indegene & TITAN mutually, used to assess promotional effectiveness

1.63      “Promotional Activities” shall mean Promotion activities for the Product provided hereunder, including but not limited to brand management, customer engagement, planning and strategy, not in person promotion-channel mix/tactic identification/execution, project management, content adaptation, data and analytics etc.

1.64      “Quality Assurance/Quality Control Supervisors” shall mean employees of Indegene located at the Contact Center who will be trained on the Product and TITAN Policies and obligations under this Agreement and who will support the Indegene Personnel and ensure that all activity by Indegene Personnel is compliant with this Agreement.

1.65      “Receiving Party” shall have the meaning set forth in Section 12.1.

1.66      “Renewal Term” shall have the meaning set forth in Section 15.1.

1.67      “REMS Program” means the Risk Evaluation and Mitigation Strategy requirements implemented under Section 505-1 of the Federal Food, Drug and Cosmetic Act in connection with the regulatory approval of the Product by the U.S. Food and Drug Administration. REMS requirements imposed by the FDA under the REMS Program allow for the Product to be delivered only to HCPs that have been certified in accordance with Titan’s REMS Program.

1.68      “Revenue Payments” shall have the meaning set forth in Section 10.2.

1.69      “Sales Shipment Data” shall mean the actual sales units that get shipped via the Titan HUB service portal to the implantation site.

1.70      “Segment” shall mean a group of people, or HCPs, who share one or more common characteristics and are grouped together for marketing purposes.

1.71      “Service Quality Shortfall” shall have the meaning set forth in Section 2.3.

1.72      “Services” shall mean the services provided under this Agreement for the Product, including Promotional Services and Detailing Services as more fully described in Section 3 and Appendix 2.

1.73      “Subsequent Training” shall have the meaning set forth in Section 5.2(c).

1.74      “Target” shall mean any HCP or HCO to whom Detailing Services are provided, including recipients of Details.

1.75      “Target List” shall mean the list of HCPs and / or HCOs selected from the universe of HCPs in the Territory which are mutually agreed upon between the Parties to be considered for Detailing of the Product in the Territory.

1.76      “Term of the Agreement” shall have the meaning set forth in Section 15.1.

1.77      “Territory” shall mean the United States of America together with its commonwealths, territories and possessions, including without limitation Puerto Rico.

1.78      “Third Party” shall mean a party other than TITAN or Indegene, or their Affiliates.

1.79      TITAN” shall have the meaning set forth in the Preamble.

1.80      “TITAN Code of Conduct” shall mean TITAN’s current code of conduct attached as Appendix 4 hereto as such may be amended and provided in writing by TITAN to Indegene from time to time, including the United States supplement thereto.

1.81      “TITAN Indemnitees” shall have the meaning set forth in Section 14.1.

1.82      “TITAN Lead” shall have the meaning set forth in Section 2.2.

1.83      “TITAN Policies” shall mean all TITAN policies and procedures regarding the areas of law specifically set forth in Applicable Law, the TITAN Code of Conduct and any other policies or procedures of TITAN in effect and provided in writing to Indegene from time to time.

1.84      “Total Product Units” means the total actual number of Product units (prescriptions) filled in the Territory during the applicable period as established by reference to the Sales Shipment data.

1.85      “Training” shall mean written or oral instruction on the appropriate methods to market and promote the Product and related information (including but not limited to the compliance with TITAN Policies, disease area, market segment, customers and competition) and/or communication and selling techniques, conducted by sales training, compliance, marketing or medical personnel, as appropriate, and / or self-directed, with Training Materials.

1.86      “Training Materials” shall mean all written, printed, electronic, or graphic material agreed by the Parties for use in the training of Indegene Personnel.

1.87      “Weekly Status Meetings” shall have the meaning set forth in Section 2.1

ARTICLE 2

THE GOVERNANCE BOARD & PROJECT TEAM

2.1         Composition and Details of Governance & Weekly Status Meetings

.

(a)          Structure and Procedures.

(i)            Governance Board: The Parties hereby establish a joint governance board (the “Governance Board”) to oversee, review and coordinate the Services. The Governance Board shall comprise no less than one (1) representative of each Party, which in the case of Indegene, shall include an executive officer of Indegene acting as an Indegene Lead. Each Party shall appoint its respective representative to the Governance Board from time to time with one being the main point of contact, and may substitute one or more of its representatives, in its sole discretion, effective upon receipt of notice by the other Party of such change. The Governance Board shall meet periodically, but in no event less than once during a Calendar Month during the first 6 months of the term of the Agreement and once each calendar quarter (the “Governance Meetings”) thereafter. Such meetings shall occur in person at TITAN offices at 400 Oyster Point Boulevard, Suite 505, South San Francisco, CA or by video conference or teleconference as mutually agreed upon by the Parties. Each Party shall bear all expenses it incurs for participating in any Governance Board Meetings, including all travel and lodging expenses. TITAN and Indegene shall mutually agree to activities under this Agreement through the Governance Board.

(ii)          Project team: The parties also establish the working team (“Project Team”) to execute the program and perform the day-to-day activities. This Project Team will include multiple representatives from both parties who will belong to different functions and will execute on various elements of the program like marketing strategy, medical strategy, disease and product training, approval of promotional material, regulatory/pharmacovigilance. The Project team shall meet weekly (“Weekly Status Meetings”) with the required representatives attending the meeting to discuss the progress and day-to-day execution of the program

(iii)         The key personnel for the Governance Board and the Project Team are listed in Appendix 1.

(b)          Meeting Agenda. In the Governance Board Meetings, the Parties will manage and coordinate all Services, including: (i) developing, reviewing and maintaining the Target List and Channel & Tactical Mix; (ii) reviewing Indegene’s performance relative to the Channel & Tactical Mix; (iii) Product Net Sales , (iv) determining when Subsequent Training is required from time to time, (v) monitoring, and (vi) reviewing any proposal from either Party that any additional Services should be provided by Indegene from time to time and any applicable terms therefore. In the Weekly Status meetings, the Parties will meet to discuss day-do-day execution items, including (i) execution of Channel & Tactical Mix, (ii) reviewing timeline ,(iii) approval of Promotional Materials and (iv) making day-to-day decisions affecting the program.

2.2         Lead Contacts. The Parties hereby agree that Indegene’s performance of the Services and its obligations under this Agreement shall be under the day-to-day supervision of an appropriately qualified employee of Indegene (the “Indegene Lead”) who shall fully inform, update and cooperate with TITAN’s or its nominated Affiliate’s designated contact person (the “TITAN Lead”) on a timely, reasonable and regular basis, as requested by the TITAN Lead. As of the Effective Date, the Indegene Lead will be Nikita Garg Senior Account Director, and the TITAN Lead will be Joseph Schrei, Executive Director of Commercial Operations. Indegene may only substitute such Indegene Lead with another suitably qualified person upon prior written approval by TITAN.

2.3         Service Quality Shortfall. If either Party believes or has reason to believe that Indegene’s provision of the Services falls below the standard required by Section 4.1(a) or Section 13.2 (a “Service Quality Shortfall”) (including for example any suspected non-compliance with Applicable Law or TITAN Policies by an Indegene Representative), such Party shall provide the other Party with written notice of such event and without limiting TITAN’s rights and remedies hereunder (including under Section 6.3), the Indegene Lead will meet with the TITAN Lead promptly but in no event later than five (5) business days thereafter to agree on actions reasonably required to be taken by Indegene to remedy such Service Quality Shortfall as promptly as practicable. If the Indegene Lead and the TITAN Lead are unable to agree as to whether a Service Quality Shortfall has occurred or appropriate remedial action, TITAN may terminate this Agreement pursuant to Section 15.3.

ARTICLE 3

CO-PROMOTION

3.1         Provision of Services: In consideration of the compensation hereunder, during the Term, both parties shall engage in Co-promotion in accordance with and subject to the terms and conditions set forth in this Agreement. For clarity, where this Agreement specifies that any obligation hereunder will be performed by Indegene, Indegene shall ensure that any Indegene Representative used by Indegene to perform such obligation fully complies with the terms and conditions set forth in this Agreement.

3.2         Objectives: The objective of the Co-promotion activities is to engage the universe of HCPs who are eligible to prescribe the Product using Detailing Activities and Promotional Activities.

3.3         Channel & Tactical Mix: Titan will review and approve in writing Indegene’s use of Promotional Materials to develop, deploy, and re-deploy tactics to be promoted through the channels detailed in Appendix 2. Indegene will select the particular tactics to deploy and the timing and frequency of such deployments and re-deployments, as applicable. Both Parties shall mutually decide the mix of the channels based on the requirements to optimize the program and will agree on the Channel & Tactical Mix during the Governance Board Meetings. Indegene will use data to regularly optimize the campaign tactics and channels to achieve higher impact.

3.4         Tracking. In order to track and maintain Indegene’s performance under this Agreement, Titan will share the Sales Shipment Data on or before the 5th day of every month for the preceding month during the Term of the Agreement

3.5         Limitations. The Parties acknowledge and agree that the shall be limited to only the Product for use in the Territory and shall not include any rights or obligations with respect to any other product, any other compound or any non-branded, generic or other therapeutically equivalent versions of the Product. For clarity, TITAN retains the right, on its own or through a Third Party, to Commercialize the Product. Except as specifically set forth herein, TITAN shall retain all rights with respect to and full control of, all activities with respect to the Product, including, but not limited to, all regulatory, clinical, manufacturing, distribution, importing, pricing, contracting, distribution, reimbursement, use, offering, sale and development of the Product as well as all medical activities or responsibilities. All Detailing Activities or Promotional Activities will be agreed to by both Parties. Marketing tactic mix will be discussed with the Governance Board and all changes shall be mutually agreed upon.

3.6         No Subcontracting, no Sublicensing. Indegene shall not subcontract or sublicense any of its obligations or the provision of any of the Services by Indegene under this Agreement without the prior written consent of TITAN. TITAN may exercise its rights and perform its obligations under this Agreement acting by itself or through any of its Affiliates and may subcontract or sublicense such activities without restriction. Each Party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement whether or not such performance is carried out by itself or any permitted sublicensee or subcontractor.

ARTICLE 4

RESPONSIBILITIES OF THE PARTIES

4.1         Responsibilities of Indegene.

(a)          Service Requirements. Indegene shall provide the Services to TITAN, as applicable, in a professional, ethical and competent manner and in accordance with:

(i)            all Applicable Law;

(ii)          the PhRMA Code on Interactions with Health Care Professionals, and any other obligation to report in writing certain information regarding detailing and promotion activities to funding agencies, potential research subjects, or the general public;

(iii)         the terms and conditions of this Agreement;

(iv)         TITAN Policies;

(v)          Instructions during Training;

(vi)         the Materials; and

(vii)        the Channel & Tactical Mix;

TITAN and TITAN’s advisers may, during regular business hours, perform inspections and observations of Indegene’s provision of the Services to ensure compliance with this Section 4.1(a).

(b)          Cooperation with TITAN. The Parties agree that, as part of the provision of the Services, Indegene will collaborate and cooperate with TITAN to Promote the Product. Prior to performing any Services, Indegene Representative(s) will be fully trained and certified by TITAN on the Product and its core messaging, Adverse Event reporting to TITAN, handling unsolicited requests for medical information, as well as TITAN Policy requirements, among other areas. Specifically, with regard to the Services, Indegene will:

(i)            utilize its HCP email database to deploy Product MLR-approved email campaign(s) to all Product MLR-approved matched Targets;

(ii)          utilize Indegene Representatives to Detail to HCPs by way of outbound telephone calls from the Contact Center, using Product, MLR-approved, Promotional Materials.

(c)          Limitations on Promotion. Indegene may only Promote within the mutually agreed target segment. Moreover, Indegene shall not Promote the Product outside of the FDA-approved indications (also known as “off-label”), Territory or to HCPs or HCOs who are not on the Target List. The Target List shall be approved by TITAN and Indegene shall assume that all laws have been considered for the list approval. Other than in the event of gross negligence and/or willful misconduct on Indegene’s part, Indegene shall not be responsible for any claims from any party under Telephone Consumer Protection Act (TCPA) and Telemarketing, Consumer Fraud and Abuse Prevention Act (TCFPA), Federal Trade Commission Telemarketing Sales Rule and any other state and federal “Do Not Call” laws, California Consumer Privacy Act (CCPA) or any other legislation that applies to its use or deployment of the Target List, subject however, to Indegene using or deploying only the TITAN approved Target List, which claims will be the responsibility of TITAN.

(d)          No False or Misleading Statements. Indegene shall not, in connection with the provision of the Services hereunder, disparage the Product, TITAN or TITAN’s Affiliates, or make any false or misleading statement, or any representation or warranty, oral or written, to Third Parties, concerning the Product.

(e)          Customer Communications. Indegene shall notify each Target that it is conducting the Services on behalf of TITAN in an appropriate form based on the applicable mode of communication as may be agreed between the Parties from time to time. All such communications must be MLR-approved. Indegene shall keep TITAN advised of market developments of which Indegene becomes aware which may reasonably be deemed to affect the Product.

(f)           No Distribution by Indegene. Indegene shall not solicit or receive orders for the Product and shall have no authority to accept the same in the name of or for the account of TITAN. The Parties recognize that Third Parties may attempt to order Product directly from Indegene. In such event, Indegene shall promptly advise the customer through MLR-approved messaging that Indegene is not authorized to accept orders for the Product and it shall provide the customer with adequate information to enable the customer to complete the order directly with TITAN.

(g)          Taxes. If any state taxing authority determines that sales or excise taxes are applicable to Indegene’s services performed hereunder, Indegene shall properly accrue and pay such sales or excise taxes to the appropriate states. In addition, Indegene shall be responsible for the payment of any applicable use taxes related to the supply to or use by Indegene hereunder of Materials. Taxes on the services provided by Indegene under this Agreement, other than Tax on its income, shall be recovered by Indegene from TITAN.

(h)          Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, neither Party and its Affiliates shall, directly or indirectly, solicit or hire any Person who is, or has been, engaged as an employee, consultant or subcontractor of the other Party, involved in this agreement and introduced to the other Party, unless agreed to by the Parties in writing. This Section 4.1(h) shall not preclude either Party from soliciting or hiring any such personnel who: (a) initiates discussions with such Party regarding such employment without any prohibited solicitation by the other Party; (b) has ceased to be employed by the other Party prior to commencement of employment discussions between the other Party and such Person; or (c) responds to any general solicitation placed by the other Party, including, without limitation, any recruitment efforts conducted by any recruitment agency, provided that such Party has not directed such recruitment efforts at such personnel.

4.2         Responsibilities of TITAN. TITAN shall have the following responsibilities, among others set forth in this Agreement:

(a)          Responsibility for Product. The Parties acknowledge that TITAN shall have the sole right and discretion, at its expense, to develop, make, have made, import, export, label, distribute, market, promote, commercialize, sell, have sold, and offer for sale the Product in the Territory and to establish and modify the terms and conditions with respect to the sale of the Product, including, without limitation, the price at which the Product will be sold, any discount applicable to payments or receivables for Product, including Product returns. TITAN shall develop, prioritize and administer in its sole discretion an annual budget for advertising and promotional activities for the Product. Any claims or liability related to or arising out of the Product shall be the sole liability of TITAN and TITAN shall make good any claim or liability on Indegene from any third party relating to or arising out of the Product.

(b)          Responsibility for Sales. TITAN shall have the sole right and discretion to book and account for all sales and to establish and modify the terms and conditions with respect to the sale of the Product, including any terms and conditions relating to or affecting the price at which the Products shall be sold, any discounts, distribution, returns or credit terms. TITAN shall determine, process, administer and pay any and all rebates, chargebacks and discounts for the Product.

(c)          Responsibility for Negotiations. TITAN shall have the sole right and discretion for all contracting, negotiations and communications relating to the Product with government and private payors, including managed care organizations, wholesalers, and distributors, including: (a) contract strategy, (b) contracting, (c) contract administration and claims processing, (d) contract compliance, monitoring and auditing, (e) account management and (f) government reporting, government program, rebate processing and pricing schedules.

(d)          Responsibility for Adverse Event Reporting. TITAN shall be solely responsible for Adverse Event reporting for the Product to the applicable Government and/ or Statutory authorities. Indegene’s responsibility will be to TITAN alone and Indegene shall not be required to interact with any Government and/ or Statutory authorities.

ARTICLE 5

MATERIALS; TRAINING

5.1         Materials.

(a)          Use of Approved Materials. TITAN may develop Materials for use by Indegene in relation to the Disease State and Product in the Territory. Indegene shall be responsible for creating and/or updating Promotional Materials for use by Indegene in relation to the Product in the Territory, which Promotional Materials must be approved by TITAN prior to use by Indegene. For clarity, Indegene shall submit all Promotional Materials it creates or updates to the MLR for review and approval prior to use in accordance with all applicable TITAN Policies.

(b)          Distribution of Materials. TITAN shall provide Materials to Indegene at TITAN’s discretion, or upon Indegene’s reasonable request, in the amount, of types and at times determined by TITAN in its reasonable discretion.

(c)          Cessation of Use of Materials. Indegene shall promptly cease and withdraw the use of any Materials when instructed by TITAN in writing to do so. Such instruction shall be directed to Jamie Peck, VP Co-Commercialization. Indegene shall cooperate with TITAN in effecting such cessation and withdrawal as quickly as reasonably practicable upon notice from TITAN with respect thereto. Indegene shall bear the costs and expenses in connection with conducting such withdrawal and reimburse TITAN for any reasonable and verifiable out-of-pocket costs incurred by TITAN in connection with conducting such withdrawal.

5.2         Training.

(a)          Initial Training. TITAN shall provide initial Training consistent with the initial Training TITAN provides to sales employees prior to Promoting the Product in the Territory (“Initial Training”). TITAN shall be responsible for all Product-related Training. The content and manner of delivery of such Initial Training shall be determined by TITAN. The Initial Training shall be conducted by TITAN at an Indegene-designated facility for all then-current Indegene Personnel. TITAN shall also provide any additional technical personnel to provide such Initial Training as it deems necessary. The Parties shall use reasonable efforts to schedule Initial Training sessions at such mutually convenient times as to permit the Initial Training to be provided alongside Indegene’s own Training and minimize the costs therefor. Indegene shall cause each Indegene Personnel to complete the Initial Training to TITAN’s satisfaction prior to the individual Indegene Personnel performing Detailing Services or Promotional Services.

(b)          Subsequent Training. From time to time, Indegene shall request TITAN to provide follow-on Training following the Initial Training consistent with the follow-on Product Training TITAN provides to TITAN employees, as directed by TITAN (“Subsequent Training”). The content and manner of delivery of such Subsequent Training shall be determined by TITAN. The Subsequent Training shall be conducted by TITAN at an Indegene-designated facility or virtually, as determined by TITAN, for all then-current Indegene Personnel.

ARTICLE 6

PERSONNEL

6.1         Provision of Personnel. Indegene shall provide qualified Indegene Personnel for activities as needed. The key personnel who shall be involved in execution of Co-promotion are as shown in Appendix 1. In the event that any of the Indegene Personnel involved in the provision of the Services ceases to be an employee of Indegene, Indegene shall timely replace that individual with an individual who fulfills the requirements as set forth in this Agreement.

6.2         Use and Compliance of Indegene Personnel. Indegene shall ensure that all Indegene Personnel involved in the provision of the Services:

(a)          are appropriately experienced, qualified and trained to perform the respective Services under this Agreement and are no less experienced, qualified or trained than individuals performing services analogous to the Services for or on behalf of Indegene in relation to other products;

(b)          perform the Services with all reasonable skill, care and diligence, and in no event with less skill, care and diligence as is used by individuals performing services analogous to the Services for or on behalf of Indegene in relation to other products; and

(c)          are familiar with the requirements of this Agreement which are relevant to their performance of the Services.

6.3         Replacement of Indegene Personnel.

(a)          Removal by Indegene. If Indegene believes, by monitoring as provided under Section 11.4 of this Agreement or otherwise, that Indegene Personnel is failing to fulfill the requirements of Section 4.1(a), this Agreement, (including for example, any suspected non-compliance with Applicable Law or TITAN Policies), Indegene shall immediately remove that individual from the performance of the Services and replace that individual with an individual who fulfills the requirements of this Section 6.

(b)          Removal by TITAN. Without limiting TITAN’s rights and remedies hereunder, if TITAN notifies Indegene in writing that it believes that Indegene Personnel is failing to fulfill the requirements of Section 4.1(a), this Agreement, (including for example, any suspected non-compliance with Applicable Law or TITAN Policies), providing reasonable evidence of such belief, Indegene shall immediately remove that individual from the performance of the Services and will replace that individual with an individual who fulfils the requirements of this Section 6. Without limiting TITAN’s rights and remedies hereunder, if TITAN has any concerns about the performance of any Indegene Personnel other than for the reasons set forth in the preceding sentence, TITAN may notify Indegene in writing specifying its concerns and providing reasonable evidence. Indegene shall, within five (5) business days of receipt of such notice, investigate TITAN’s concerns and discuss in good faith its findings with TITAN and, if following such period, the Parties agree that the individual should cease to provide the Services, then Indegene shall immediately remove such individual from the performance of the Services and replace that individual with an individual who fulfills the requirements of Section 6.

(c)          Restriction on Indegene Personnel. Indegene agrees that it shall only use employees of Indegene in the provision of the Services hereunder.

(d)          Responsibility for Indegene Personnel. The Parties agree and acknowledge that Indegene has sole authority and responsibility for managing, hiring, firing, disciplining and compensating all Indegene Personnel, including paying for all benefits, wages, overtime, paid leave, workers’ compensation and disability insurance, group health and dental insurance, unemployment insurance, retirement plans, stock-based benefits or plans and employment taxes, as applicable, and shall pay any and all other costs associated with the Indegene Personnel, except as expressly provided herein. Indegene shall cause that no Indegene Personnel self-identifies, either expressly or through implication, as an employee or agent of TITAN. Indegene shall be responsible for any failure of the Indegene Personnel to comply with such requirement. The Parties agree and acknowledge that Indegene will be fully responsible for compliance with all Applicable Laws relating to the Indegene Personnel, including the Affordable Care Act’s employer mandate and its implementing regulations. The Parties agree and acknowledge that Indegene Personnel are not entitled to and will not receive from TITAN, any benefits normally provided by TITAN to its own employees, including, but not limited to, wages, overtime, paid leave, workers’ compensation and disability insurance, group health and dental insurance, unemployment insurance, retirement plans, and stock-based benefits or plans.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1         License Grant. Subject to the terms and conditions of this Agreement, TITAN hereby grants to Indegene during the Term a non-exclusive, non-sublicensable, revocable and non-transferable, royalty-free right and license under the Product Intellectual Property solely as and to the extent necessary for Indegene to provide the Services under this Agreement.

7.2         Product Trademarks.

(a)          Use of Product Trademarks. Indegene shall provide the Services solely under the Product Trademarks only as authorized by TITAN. All use of the Product Trademarks by Indegene shall at all times inure to the benefit of TITAN as owner of the Product Trademarks. Indegene shall not use the Product Trademarks in a manner which is misleading or deceptive, or which would bring the Product Trademarks, the Product, TITAN or its Affiliates or sublicensees, into disrepute. Indegene shall use the Product Trademarks in accordance with sound trademark and trade name usage principles and in accordance with all Applicable Laws as reasonably necessary to maintain the validity and enforceability of the Product Trademarks. Indegene shall not adopt or use or cause any Third Party to adopt or use any trademark similar to the Product Trademarks. Indegene shall not register, maintain, acquire or otherwise use any domains using any trademark the same or similar to the Product Trademarks.

(b)          Notification of Unauthorized Use. Indegene shall, promptly upon learning thereof, notify TITAN in writing of any: (i) unauthorized use of the Product Trademarks by a Third Party, (ii) Claim or suit by a Third Party that the use of the Product Trademarks infringes or otherwise violates the rights of a Third Party, or (iii) disparagement of the Product. Indegene shall cooperate with TITAN to the extent reasonably required by TITAN in actions to protect the rights in the Product Trademarks in the Territory.

7.3         Rights in Materials and Product Intellectual Property. Indegene acknowledges and agrees that, as between the Parties, TITAN shall retain all right, title and interest in and to the Materials and the Product Intellectual Property and, for the avoidance of doubt, nothing herein shall be construed to qualify the Materials as a “joint work” (or other term of similar import) under Title 17 of the United States Code or other Applicable Law. Any Materials newly created by Indegene or modifications of existing Materials shall be considered as work for hire for TITAN and shall be the property of TITAN, with TITAN owning the copyright and all other rights with respect thereto. Indegene shall ensure that all Materials newly created or modified by Indegene contain the following or a similar copyright notice: © {INSERT CURRENT YEAR OF PRINTING OR PUBLICATION} TITAN PHARMACEUTICALS, INC. Indegene shall ensure that Materials newly created by Indegene or modifications of already existing Materials made by Indegene do not infringe any third-party rights.

7.4         Ownership of Product. TITAN retains and shall, during the Term, retain all proprietary and property interests in and to the Product until the point of sale. TITAN’s National Drug Code (NDC) number shall at all times remain on the Product. Indegene shall not have nor represent that it has any control over, or proprietary or property interests in, the Product.

7.5         No Additional Licenses or Rights. Except as expressly set forth in Section 7.1, nothing in this Agreement grants Indegene any license, right, title or interest in or to any patents, trademarks, copyright, know-how, trade secrets or other intellectual property rights owned or controlled by TITAN or its Affiliates (either impliedly, by estoppel or otherwise). This Agreement conveys no implied rights or licenses to Indegene.

7.6         Product Intellectual Property. Indegene shall notify TITAN promptly upon becoming aware that there exists an actual or potential infringement or misappropriation by Third Parties in the Territory of the Product Intellectual Property, or that the Product or any intellectual property rights covering the Product, might or actually infringe or misappropriate, or are dependent upon a Third-Party intellectual property right in the Territory. TITAN shall have the sole and exclusive right to take action to enforce the Product Intellectual Property against any infringement or misappropriation. Upon request, Indegene shall reasonably cooperate with TITAN on any action to enforce the Product Intellectual Property at TITAN’s expense.

7.7         Indegene Pre-existing Intellectual Property. To the extent that any Indegene or Third Party pre-existing materials or inventions owned or controlled by Indegene are included in or with the Services (“Indegene Pre-existing IP”), Indegene hereby grants to TITAN and its Affiliates a worldwide, non-exclusive, non-assignable, non-modifiable, non-resalable, non-transferable, non-revocable, royalty-free right and license (or in the case of Third Party materials, sublicense) for the Term to, directly or through their respective agents, use the Indegene Pre-existing IP in connection with the use, operation, maintenance, and updating of the Services. Indegene shall specifically identify and disclose in writing any such Indegene Pre-existing IP to TITAN in the applicable Services.

7.8         Indegene Derivative Intellectual Property. In addition to retaining exclusive ownership and rights to Indegene Pre-existing IP, any derivative works or intellectual property developed by Indegene at any time during the Term will solely be owned by Indegene, excluding all materials that contain Product Intellectual Property, other TITAN intellectual property or TITAN Confidential Information. TITAN acknowledges and agrees that Indegene will have the right to generate aggregate and anonymous data and de-identified population level analysis and that such data or analyses belongs to Indegene, including without limitation any developments or improvements to Indegene’s products and services such as machine learning algorithms and artificial intelligence based models, and related materials and reports.

ARTICLE 8

REGULATORY MATTERS

8.1         Regulatory Approvals. TITAN shall have the sole right and discretion between the Parties to file and maintain the regulatory approvals required to market the Product as a pharmaceutical product for use in the Territory, at TITAN’s expense. TITAN shall have sole right and discretion, as between the Parties, for making all regulatory filings for the Product as required by Applicable Law, at TITAN’s expense.

8.2         Regulatory Communications. All communications with and responses to government agencies and regulatory authorities concerning the Product or the marketing thereof, shall be the sole responsibility of TITAN, at TITAN’s expense. Indegene shall promptly notify TITAN and provide copies, as applicable, if it receives any communication from any government agency or regulatory authority in relation to the Product or if it becomes aware of any pending action or receives threat thereof by any government agency or regulatory authority that relates to the Product. Indegene shall assist TITAN, at TITAN’s expense, with respect to communications from government agencies and regulatory authorities to the extent deemed reasonably necessary by TITAN to fully respond to such communications.

8.3         Investigation Cooperation. Indegene shall cooperate with TITAN, TITAN’s advisers and Third Parties (where relevant), as may be reasonably required in relation to any internal or external investigation relating to the Product (including any investigations conducted by or on behalf or in connection with any investigation by any government agency, regulatory authority, in connection with threatened litigation, etc.), including by making Indegene Personnel available for interview, providing all relevant information and providing access to Indegene sites, records, reports, statements and books of accounts. In addition, in relation to any such investigation, TITAN, TITAN’s advisers and Third Parties (where relevant), may, where reasonably required, during regular business hours, perform inspections and observations of Indegene’s provision of the Services.

8.4         Regulatory Inspections. Indegene shall promptly notify TITAN in writing within one (1) business day if any government agency or regulatory authority notifies Indegene in advance that it intends to audit or inspect Indegene or perform inspections and observations of Indegene’s provision of the Services in relation to the Product and shall permit, to the extent permitted by Applicable Law, TITAN to attend such audit or inspection at TITAN’s expense. If Indegene receives no advance notice and is subject to an inspection by a government agency or regulatory authority, Indegene shall promptly notify TITAN of the same. In either case, Indegene shall promptly provide TITAN with a copy of any report issued to Indegene following such audit or inspection by the relevant government agency or regulatory authority and any responses by Indegene thereto.

8.5         Sunshine Act Reporting. Indegene shall provide to TITAN any reports relating to transfers of value or other payments made to HCPs and HCOs that are required to be made in relation to the Product and / or the provision of the Services in accordance with the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h et seq.), state transparency reporting requirements or other Applicable Law. These reports should be submitted monthly, or upon request by TITAN, and in the format required by TITAN.All such reports shall be submitted to: sunshine@titanpharm.com.

8.6         Pharmacovigilance Agreement. The Parties will enter into a reasonable and customary pharmacovigilance agreement within thirty (30) days following the Effective Date that will govern the Parties’ obligations in relation to the reporting by the Parties of Adverse Events, field reports, Product complaints, handling of recalls and other pharmacovigilance responsibilities regarding the Product and that will cover other matters customarily contained in similar agreements for products of a similar nature.

ARTICLE 9

AUDITS.

9.1         Scope of Audit. Commencing one hundred eighty (180) days following the Effective Date and terminating one year following the expiration of the Term of the Agreement, each Party may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the audited Party, to inspect the relevant records of the audited Party and its Affiliates and the Agreement and Services-related reports, statements and books of accounts, as applicable only to the extent directly related to this Agreement. Before beginning its audit, the Auditor shall execute an agreement acceptable to the audited Party by which the Auditor agrees to keep confidential all information reviewed or accessed during the audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement.

9.2         Audit Procedures. The audited Party and its Affiliates shall make their records, only to the extent directly related to this Agreement, available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the auditing Party. The records shall be reviewed solely to verify the audited Party’s compliance with this Agreement. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. The auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.

9.3         Audit Reports. The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final.

9.4         Underpayments and Overpayments. In the event that the final result of the audit reveals an undisputed underpayment, TITAN shall promptly pay to Indegene the underpaid amount in accordance with the payment terms set forth under Section 10.4. In the event that the final result of the audit reveals an undisputed overpayment, Indegene shall promptly refund to TITAN the overpayment amount in the manner instructed by TITAN. Disputed overpayments and underpayments shall be resolved in accordance with Section 11.3(e) below.

9.5         Audit Costs. The auditing Party shall pay for such audits, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. The audited Party shall have the right to request a further determination by such Auditor as to matters which the audited Party disputes within thirty (30) days following receipt of such report. The audited Party will provide the auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters. The Parties agree that they shall use reasonable efforts, through the participation of finance representatives of both Parties, to resolve any Dispute arising in relation to the Audit by good faith discussion.

ARTICLE 10

COMPENSATION, INVESTMENT AND PAYMENT TERMS

10.1      Upfront Compensation. As an upfront compensation for the Services, TITAN shall pay to Indegene a payment upon receipt of invoice at respective intervals mentioned below and is non-refundable:

(a)          For the first 12 months of the Term of the Agreement, USD eight hundred and ten thousand ($810,000) (the “Initial Amount”). The invoice and payment schedule for Initial Amount will be as follows

Amount	Invoice Date	Payment Date
$350,000	On signature of agreement	Within 7 days of invoicing
$153,333	90 days after Effective Date	Within 30 days of invoicing
$153,333	180 days after Effective Date	Within 30 days of invoicing
$153,334	270 days after Effective Date	Within 30 days of invoicing

(b)          For the second 12 months of the Term of the Agreement, USD four hundred and twenty thousand ($420,000) (the “Final Installment) The invoice and payment schedule for Initial Amount will be as follows

Amount	Invoice Date	Payment Date
$210,000	On the one year anniversary of the Effective Date	Within 7 days of invoicing
$210,000	On the 18-month anniversary of the Effective Date	Within 30 days of invoicing

10.2      Revenue-based Payments. In addition to the compensation set forth in Section 10.1 and subject to the terms and conditions hereof, TITAN shall pay to Indegene, as further compensation for the Services, a percentage of the Net Sales of the Product during the Term (“Revenue Payment”), as calculated by multiplying the Net Sales by the applicable revenue percentage rate set forth below (the “Gainshare”) for the applicable Promotional Measurement Period.

This compensation will be calculated quarterly and Indegene will invoice TITAN the Revenue Payment on or before the thirtieth (30th) day of the month following the last month of the quarter. The Gainshare will be equal to [**]% of Net Sales.

Revenue payments, once accepted by TITAN within the time-lines agreed for a respective month, cannot be changed under any circumstances. Further, there shall be no cumulative reconciliation done.

In addition to compensation defined in Sections 10.1 and 10.2, Indegene will also be eligible for one-time milestone incentives as set forth in the table below:

Sr. No.	Description	Value
1.	Achieving 500 PROBUPHINE Patients per quarter	$[*******]
2.	Achieving 1000 PROBUPHINE Patients per quarter	$[*******]
3.	Achieving 2000 PROBUPHINE patients per quarter	$[*******]

10.3      Payment Terms. All undisputed payments to be made by TITAN to Indegene pursuant to this Agreement shall be made by wire transfer within thirty (30) days following the date of the applicable invoice. Such payments shall be made to the designated account of Indegene in accordance with the wiring instructions provided below. If any portion of an invoice is disputed, TITAN shall pay the undisputed amounts and the Parties shall use good faith efforts to reconcile the disputed amount within fifteen (15) days after notice from TITAN of the disputed amount. If the Parties cannot resolve the disputed amounts during that fifteen (15) day period, then the matter shall be resolved in accordance with Section 16.11. If an overpayment or underpayment has been invoiced in accordance with the above section, payment shall be made by wire transfer within thirty (30) days following receipt of the invoice.

Payee:	Indegene Inc.
Wire:	[***********]

10.4      Fair Market Value of Services.

(a)          The Parties acknowledge and agree that the compensation set forth herein represents the fair market value of the Services provided hereunder negotiated in an arms-length transaction. The Parties further agree that this Agreement does not involve the counseling or promotion of a business arrangement that violates state or federal law, and that the Services contracted for shall not exceed those that are reasonably necessary to accomplish the commercially reasonable business purpose of the Agreement.

(b)          In the event that at any point during the Term either Party in its reasonable discretion believes or has reason to believe that the Revenue-Based Payments result in compensation to Indegene that is inconsistent with the fair market value of the Services, such Party shall notify the other Party of its belief, and the Parties shall meet and discuss in good faith a new compensation structure to be set at fair market value. In the event the Parties cannot agree to a new compensation structure, either Party shall have the right to immediately terminate the Agreement upon written notice to the other Party.

10.5      Investment by Indegene in the Partnership. During the first 12 months of the Term of this Agreement, Indegene expects to make an investment of $[*******] with respect to the Co-promotion activities described on Appendix 2, such investment to be made substantially in accordance with Appendix 3, subject to review by the Governance Board, with at least [***]% of such amount projected to be spent during the one hundred eighty (180) days following the Effective Date. During the second year of the Term of this Agreement, Indegene expects to make investments of $[******] in accordance with a schedule to be agreed upon by the Governance Board. During the balance of the Term of the Agreement, the amount and schedule of Indegene’s investments shall be agreed upon by the Governance Board. In addition to the $1,230,000 of payments to be made by TITAN during the first two years of the Term of this Agreement pursuant to the provisions of Section 10.1 hereof, TITAN expects to continue its current level of commercial activities for Probuphine during the Term of this Agreement as described in Appendix 6.

ARTICLE 11

RECORDS, REPORTS AND AUDITS

11.1      Records. Each Party shall keep complete, true and accurate books and records in accordance with its customary accounting standards in relation to its obligations under this Agreement. Each Party will keep such books and records for at least three (3) years following the Calendar Year to which they pertain, or for such other time period as required under Applicable Law.

11.2      Reports and Reporting.

(a)          Indegene Reports. Not later than fifteen (15) days following the end of each month in the Term, Indegene shall submit to TITAN a written report in a form reasonably acceptable to TITAN setting forth for such month certain content as agreed upon by the Governance Board which content may include the following:

(i)            Tele-Detailing:

•	Tele-Detailing Calls
•	Total call attempts
•	Unique call attempts
•	Total completed details
•	Unique completed details
•	Average call duration

(ii)          Digital Marketing Campaign Data

•	Digital Affinity
•	Engagement Index
•	Switch Propensity
•	Content Affinity
•	Belief Model
•	Network Score
•	Brand Rx Potential

11.3      Monitoring.

(a)          Monitoring by Indegene. Indegene shall monitor (telephonically or live) Indegene activity including but not limited to a Detail activity or response as well as reporting of Adverse Events to ensure strict compliance with Section 4.1 of this Agreement. When monitoring Indegene Representatives, Indegene shall also monitor the input to the CRM System for the Details observed. Indegene shall also separately monitor input to the CRM System separate from live monitoring to ensure compliance with Section 4.1 of this Agreement. The frequency of monitoring shall be discussed and agreed upon by the Governance Board from time to time.

(b)          Monitoring by TITAN. At TITAN’s option, TITAN may monitor (telephonically or live) (a “Sit-beside”) and Indegene shall cause the Indegene Personnel to permit an employee or other designee of TITAN, including, but not limited to, TITAN’s sales and/or marketing, as appropriate, finance, legal, medical, and/or compliance personnel, or other executives, to monitor Detail activity or response (with advance written notice) as well as reporting of Adverse Events. The Parties acknowledge and agree that instructions, directions and input regarding how disease state and Product education should be provided to Targets will generally be provided by TITAN (and may be provided in real time during a Sit-beside), but any administrative-related feedback, including, without limitation, any performance-related feedback, must be provided by Indegene.

ARTICLE 12

CONFIDENTIALITY; PUBLIC STATEMENTS

12.1      Confidential Information. Each Party acknowledges and agrees that it may have access to, or receive, the Confidential Information of the other Party in connection with its rights and obligations under this Agreement. For the purposes of this Agreement, “Confidential Information” shall mean any information (whether oral or written or otherwise in tangible or intangible form) received or accessed pursuant to this Agreement by one Party or any Affiliate thereof (“Receiving Party”) from or on behalf of the other Party or any Affiliate thereof (“Disclosing Party”), whether or not developed by the Disclosing Party, including but not limited to, any and all information which relates in any way to any ideas, designs, methods, discoveries, improvements, documents or other results of the Parties’ activities to be conducted hereunder, trade secrets, intellectual property and other proprietary rights, business affairs, marketing strategies or information, customer information or employee information and without limiting the foregoing, in the case of TITAN, proprietary or Confidential Information relating to the Product, the Product Intellectual Property and the Channel & Tactical Mix. Confidential Information does not include Indegene Derivative Intellectual Property mentioned in Article 7.8. Confidential Information of the Disclosing Party shall not be subject to the obligations set forth in this Section 12 to the extent that such information:

(a)          was, at the time of disclosure, in the public knowledge;

(b)          becomes part of the public knowledge after disclosure, by publication or otherwise, except by breach of this Agreement by the Receiving Party or other obligation of confidentiality owed to the Disclosing Party;

(c)          was in the Receiving Party’s possession at the time of disclosure as evidenced by competent written proof, and which was not acquired, directly or indirectly, from the Disclosing Party or any Third Party which was, at the time of such acquisition, subject to an obligation of confidentiality owed to the Disclosing Party;

(d)          is received by the Receiving Party from Third Parties, provided such information was not obtained, directly or indirectly, from the Disclosing Party or any Third Party which was, at the time such information was obtained, subject to an obligation of confidentiality owed to the Disclosing Party; or

(e)          was independently developed by the Receiving Party, without use of, reliance on, or access to the information provided by the Disclosing Party (as demonstrated by competent proof).

12.2      Confidentiality Obligations. Each Party acknowledges and agrees that the Confidential Information of the Disclosing Party constitutes valuable information and in certain instances trade secrets of the Disclosing Party. Each Receiving Party shall, during the Term and for a period of ten (10) years following the end of the Term, provided that Confidential Information consisting of trade secrets shall be kept confidential beyond such ten (10) year period until such Confidential Information no longer constitutes a trade secret (except where due to a breach by the Receiving Party of this Agreement or other obligation of confidentiality owed to the Disclosing Party), keep all Confidential Information of the Disclosing Party in confidence and shall not, at any time during or after the Term of this Agreement, without the Disclosing Party’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Disclosing Party’s Confidential Information to anyone other than the Receiving Party’s employees, licensors, distributors and Affiliates with a need to know and who are bound by obligations of confidentiality, except, however, to the extent otherwise required by Applicable Law or rules of a securities exchange, or to the extent necessary for such Party to confer with its legal, accounting or other advisors (in which case such disclosure shall be made under confidentiality obligations at least as strict as those contained herein). Each Receiving Party and its employees shall use the Confidential Information of the Disclosing Party only in connection with the performance of the Receiving Party’s obligations or exercising the Receiving Party’s rights hereunder and for no other purpose. Each Receiving Party shall inform its employees of the trade secret, proprietary and confidential nature of the Confidential Information of the Disclosing Party and their obligation to use the Confidential Information only for such purposes as is entitled to use it hereunder. The Receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any of its Affiliates or employees as described in this Section 12.

12.3      Return of Confidential Information. Upon written request by the Disclosing Party, the Receiving Party agrees to promptly and in any event not more than thirty (30) days following receipt of said request, return to the Disclosing Party or destroy, on Disclosing Party’s election, any and all of its Confidential Information; provided that the Receiving Party shall be entitled to retain one (1) copy solely to the extent required by Applicable Law.

12.4      No Use of Names. Except as otherwise required under Applicable Law, or as otherwise agreed to by the Parties in writing, neither Party shall use the name of the other in its advertising, press releases or promotional materials without the prior written consent of such other Party.

12.5      Irreparable Harm. The Parties acknowledge that a breach of any of the terms or provisions of this Section 12 (Confidentiality), Section 12.4 (No Use of Name) and Section 13.3 (Personal Data) and will cause irreparable harm to the non-breaching Party for which monetary damages may not be wholly adequate and therefore the non-breaching Party shall be entitled, without the requirement of posting a bond, to injunctive relief to enforce the terms and provisions hereof in addition to its other remedies at law or in equity.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1      Mutual Representations and Warranties. As of the Effective Date, each Party represents, warrants and covenants to the other Party that:

(a)          it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)          the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)          it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement constitutes and when executed shall constitute, its legal, valid and binding obligation, enforceable in accordance with its terms;

(d)          it is not bound by any other agreement, obligation or restriction and shall not assume any other obligation or restriction or enter into any other agreement, which would interfere in any material respect or conflict with its obligations under this Agreement;

13.2      Representations, Warranties and Covenants of Indegene. As of the Effective Date, Indegene represents, warrants and covenants to TITAN, that:

(a)          it has the requisite employees, facilities, equipment, expertise, experience and skill to provide the Services and perform its other obligations as set forth in this Agreement;

(b)          it its employees or contractors performing services with respect to the Product shall conduct the Services in a professional, ethical and lawful manner;

(c)          it and its employees or contractors performing Services shall comply with all Applicable Law, the TITAN Policies, or the PhRMA Code on Interactions with Health Care Professionals and any other obligation to report in writing certain information regarding Detailing and Promotion activities to funding agencies, potential research subjects, or the general public in connection with obligations hereunder;

(d)          neither it nor its employees or contractors performing Services shall make any false or misleading statement, or any representation or warranty, oral or written, to Third Parties, concerning the Product; and

(e)          neither it nor its employees or contractors performing Services have been or are currently excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs, or has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. 1320a-7(a). Indegene further represents that it has policies to screen all prospective employees and contractors prior to engaging their services and to determine whether any existing employee or contractor becomes excluded, debarred, suspended or otherwise declared ineligible, and that it has policies and procedures in effect that require and it shall otherwise require, all employees and contractors to immediately disclose to Indegene any action or event that could reasonably result in such employee or contractor becoming so excluded, debarred, suspended or otherwise declared ineligible. Screening of Indegene employees, contractors, and vendors shall be completed within one hundred twenty (120) days of the Effective Date, and on an annual basis thereafter. At a minimum, Indegene shall check the following exclusion lists:

(i)            the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov);

(ii)          the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); and

(iii)         Food and Drug Administration (FDA): https://www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/default.htm.

In the event that an Indegene employee, contractor, vendor or other agent performing under this Agreement, become or are a subject of a proceeding that could lead to that party becoming debarred, suspended, or otherwise ineligible, Indegene shall promptly notify TITAN and TITAN shall have the right to immediately terminate the Agreement.

13.3      Personal Data. Indegene acknowledges that while TITAN shall not knowingly provide it, Indegene may gain access to “Personal Data,” which, for purposes of this Agreement, shall mean any information which identifies or is capable of identifying a living or deceased individual, or as otherwise defined as “Personal Data” by applicable laws, including, without limitation, TITAN or TITAN’s customers’, consumers, patients, employees, personnel, shareholders, physicians, suppliers, consultants and competitors, whether verbal or recorded in any form or medium. On receipt of such data, Indegene shall proceed to inform Titan in writing within 48 hours of receipt and then delete said Personal Data permanently from its servers.

13.4      Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE HEREBY EXCLUDED AND DISCLAIMED BY EACH PARTY AND THEIR RESPECTIVE AFFILIATES. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO AUTHORIZE EITHER PARTY OR ITS RESPECTIVE AFFILIATES TO ACT FOR, REPRESENT OR BIND THE OTHER PARTY OR ANY OF ITS AFFILIATES OTHER THAN AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

ARTICLE 14

INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE

14.1      Indemnification by Indegene. Indegene shall indemnify, defend and hold TITAN and its Affiliates and their respective directors, officers, employees, agents, consultants, advisors, successors and assigns (“TITAN Indemnitees”) harmless from and against any and all Third Party Claims, arising out of any (a) breach by Indegene or any Indegene Personnel of any of Indegene’s obligations, representations, warranties or covenants in this Agreement, (b) any negligence, gross negligence or willful misconduct on the part of Indegene, any Indegene Personnel or any of its Affiliates, directors, officers, employees, agents, consultants, advisors, successors, assigns in connection with this Agreement, (c) any claims brought by, on behalf of or in relation to any Indegene Personnel (including by any governmental agency (including any tax agency) or regulatory authority), (d) any use of Indegene Pre-existing IP, (e) statements or representations by Indegene, any Indegene Personnel or any of its Affiliates, directors, officers, employees, agents, consultants, advisors, successors, or assigns that are contrary to the Product Labeling or Materials, or (f) any claims that TITAN is the employer or co-employer of Indegene’s Personnel, except, in each case, to the extent such indemnified amounts are covered by TITAN indemnification of Indegene pursuant to Section 14.2.

14.2      Indemnification by TITAN. TITAN shall indemnify, defend and hold Indegene, and its Affiliates and their respective directors, officers, employees, agents, consultants, advisors, successors and assigns (“Indegene Indemnitees”) harmless from and against any and all Third Party Claims, arising out of any (a) breach by TITAN of any of TITAN’s obligations, representations, warranties or covenants in this Agreement, (b) any negligence, gross negligence or willful misconduct on the part of TITAN or any of its Affiliates, directors, officers, employees, agents, consultants, advisors, successors or assigns in connection with this Agreement, (c) the sale or distribution of the Product (including claims of product liability or claims of intellectual property infringement), (d) activity or action performed by Indegene pursuant to this Agreement due to specific written instruction by TITAN, except to the extent such indemnified amounts are covered by Indegene’s indemnification of TITAN pursuant to Section 14.1; or ( e) Telephone Consumer Protection Act (TCPA) and Telemarketing, Consumer Fraud and Abuse Prevention Act (TCFPA), Federal Trade Commission Telemarketing Sales Rule and any other state and federal “Do Not Call” laws, California Consumer Privacy Act (CCPA) or any other legislation that applies to the use or deployment of the Target List other than as a result of gross negligence and/or willful misconduct on Indegene’s part.

14.3      Indemnification Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Agreement shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or liability in respect of which the Indemnitee or any of its Affiliates, directors, officers, employees, agents, consultants, advisors, successors and assigns intend to claim such indemnification, provided that the failure to provide timely notice to the Indemnitor shall release the Indemnitor from any liability to the Indemnitee but only to the extent the Indemnitor is materially prejudiced thereby. Within fifteen (15) days following such notification by the Indemnitee to the Indemnitor, the Indemnitee shall permit and shall cause its employees and agents to permit, the Indemnitor to assume the defense of any such action or claim with qualified counsel at the Indemnitor’s sole cost and expense, provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee in its reasonable discretion for the same counsel to represent both the Indemnitee and the Indemnitor, the Indemnitee shall be able to obtain its own counsel at the expense of the Indemnitor. If the Indemnitor does not deliver written notice to the Indemnitee of its intent to assume control of such defense within such fifteen (15) day period, the Indemnitee may assume such defense with qualified counsel if its choice at the sole cost of the Indemnitor. If the Indemnitor assumes such defense hereunder, the Indemnitee may participate in such defense through counsel of its own selection at the Indemnitee’s sole cost and expense. Neither Party shall settle or consent to entry of judgment of any such claim or Dispute without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnitee shall be deemed to have granted such consent if either (i) such settlement does not adversely affect the Indemnitee and does not impose any obligation or liability on the Indemnitee which cannot be assumed and performed in full by the Indemnitor, or (ii) such settlement involves only the payment of money by the Indemnitor or its insurer. The Indemnitor shall not be responsible for any attorneys’ fees or other costs incurred other than as provided in this Agreement. The Indemnitee, its Affiliates, directors, officers, employees, agents, consultants, advisors, successors and assigns, shall provide reasonable and good faith assistance (including but not limited to documents and testimony) to the Indemnitor and its legal representatives, at the Indemnitor’s expense, in the investigation and defense of any action, claim or liability covered by this indemnification.

14.4      LIMITATION ON LIABILITY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT WITH RESPECT TO (A) A MATERIAL BREACH OF ITS REPRESENTATIONS OR WARRANTIES HEREIN, (B) A VIOLATION OF ITS INTELLECTUAL PROPERTY, CONFIDENTIALITY AND PERSONAL DATA AND INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT, OR (C) A CLAIM ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS, SUCCESSORS AND ASSIGNS, SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY FOR ANY LOSS OF PROFIT, INCOME, BUSINESS INTERRUPTIONS, DIMINUTION OF VALUE OR LOSS OF OPPORTUNITY, OR ANY INDIRECT, INCIDENTAL, MULTIPLE, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (EACH INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT, INCOME, BUSINESS INTERRUPTIONS, DIMINUTION OF VALUE OR LOSS OF OPPORTUNITY) WHATSOEVER THAT IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NON-PERFORMANCE HEREUNDER, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN PUT ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. The Total liability of Indegene, both Direct and Indirect shall be the lower of the amount of actual claim or the amount actually paid by TITAN under this Agreement.

14.5      Insurance. Indegene agrees to maintain during the Term and for a period of three (3) years following the termination or expiry of this Agreement: (a) workers’ compensation insurance for all of its employees, the limits of which shall be statutory and employer’s liability of not less than $1,000,000 per accident, (b) commercial general liability, including contractual liability and personal/advertising injury liability, with limits of not less than $2,000,000, aggregate (c) product/completed operations liability with limits of not less than $1,000,000 (per occurrence) covering bodily injury and property damage; and professional liability insurance in an amount not less than $5,000,000 per claim. Indegene shall include TITAN and its Affiliates as “Additional Insureds” under its general and product liability insurance policies and shall further provide, within thirty (30) days of TITAN’s request, certificates of insurance verifying insurance limits agreed upon as well as notice of cancellation, non-renewal or material change thereto in accordance with its policy notice provisions.

In cases where Indegene is deemed to have caused a loss and/or damage claim as a result of its services performed under or incidental to this Agreement, all insurance coverages required of Indegene will be primary and non-contributory or excess over any insurance or self-insurance program carried by TITAN, and will have no recourse to any self-insurance program or insurance program carried by TITAN.

The limits of insurance coverage will not affect or limit the liability or indemnity obligations of Indegene stated elsewhere in this Agreement or as required by law. By requiring Indegene to maintain insurance, TITAN does not represent that coverage and limits required will be adequate to fund all losses for which Indegene may be liable.

ARTICLE 15

TERM; TERMINATION

15.1      Term of this Agreement. The term of this Agreement shall commence as of the Effective Date and shall cease forty-eight (48) months from Effective Date, unless terminated earlier in accordance with this Article 15 or as otherwise set forth in this Agreement (the “Initial Term”). This Agreement may be renewed upon the mutual agreement of the Parties for two successive one (1) year terms (each a “Renewal Term”) in the form attached at Appendix 5, unless terminated by either Party pursuant to the provisions of this Article 15 or as otherwise set forth in this Agreement after the Initial Term. The Parties agree that prior to renewal the Parties shall discuss and amend the Services and compensation structure to reflect any necessary adjustments to such payments and Services. Any such increase or decrease to the compensation for Services shall become effective upon the renewal date. The Initial Term plus any Renewal Terms during which this Agreement is effective shall constitute the “Term of this Agreement”.

15.2      Termination for Failure to Comply with Policies : TITAN shall have the right to terminate this Agreement immediately on written notice upon Indegene’s non-compliance with any of the TITAN Policies.

15.3      Termination for Breach : Each Party shall have the right to terminate this Agreement immediately upon the material breach of any of the terms and conditions of this Agreement by the other Party, provided, however, if such breach is capable of being cured each Party right to terminate will be subject to the other Party’s failure to cure such breach within ninety (90) days following the breaching Party’s receipt of written notice from the other Party specifying the nature of such breach in reasonable detail. Breach by parties shall be considered material if the time allocation of Indegene and Titan persons/positions involved in this Agreement falls below the minimum time allocation as described in Appendix 1. Notwithstanding anything to the contrary in this Section 15.3, TITAN shall have the immediate right to terminate this Agreement in the event of a Service Quality Shortfall in accordance with Section 2.3.

15.4      Termination for Change of Control: Subject to Section 16.6, each Party shall have the right to terminate this Agreement upon the occurrence of a Change of Control of the other Party upon no less than sixty (60) days prior written notice to the affected Party, such notice to be provided not later than one hundred twenty (120) days following the effective date of such Change of Control. In this case, Indegene shall be paid the Revenue Payment as described in 10.2 for 12 months from the date of Change of Control at the same rate as that of the preceding month’s Revenue Payment.

15.5      Termination on Mutual Agreement :The Parties may at any time mutually agree to terminate this Agreement.

15.6      Termination on Withdrawal: Either Party shall have the right to terminate this Agreement upon the Product being withdrawn from the market in the Territory or upon the recall or suspension of sale of the Product in the Territory. Notice of such termination shall be given in writing to the other party no less than sixty (60) days prior to the effective date of the withdrawal, recall or suspension, if possible or as soon as practicable, and shall be effective upon such effective date. If the Product is withdrawn from the market within the first 12 months of the Agreement, the Revenue Payment due to Indegene up until the date of withdrawal will be paid to Indegene.

15.7      Termination for Performance: Either Party may terminate this Agreement at least 12 months after Effective Date if the Product Gross Sales is not 20% of a mutually agreed upon forecast.

15.8      Termination for Bankruptcy; Insolvency : Either Party may terminate this Agreement upon the occurrence of either of the following:

A.           the entry of a decree or order for relief by a court of competent jurisdiction in respect of the other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign insolvency or other similar law and the continuance of any such decree or order that is unstayed and in effect for a period of sixty (60) consecutive days; or

B.           the filing by the other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign insolvency or similar law.

15.9      Consequences of Termination.

A.           Upon termination or expiry of this Agreement for any reason, the rights and licenses granted to Indegene under this Agreement, including but not limited to the license granted pursuant to Section 7.1, including, the right to use all Product Intellectual Property, shall automatically and immediately cease.

B.           Upon termination or expiry of this Agreement for any reason, each Party shall destroy or, at the other Party’s option, return to the other Party Confidential Information of the other Party then in its possession and in the case of Indegene, any Product Labelling then in Indegene’s possession, within thirty (30) days following the termination (provided that each Party may retain one (1) copy solely to the extent required by Applicable Law or per Indegene data retention policy which will remain subject to the non-disclosure requirements in this Agreement for as long as such Party retains the Confidential Information).

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1      Entire Agreement; Modification. This Agreement, including all appendix and attachments hereto, contains the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, commitments and writings between the Parties with respect of the subject matter hereof and may not be changed or modified in any manner unless in a written instrument duly approved by both Parties.

16.2      Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the respective Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the same shall be amended and interpreted so as best to accomplish the Parties’ original intent (within the limits of Applicable Law), so as not to affect the validity or enforceability of this Agreement.

16.3      Costs and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal and accounting fees) arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

16.4      No Waiver; Cumulative Remedies. No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.5      Relationship between the Parties. Indegene is being retained and shall perform hereunder strictly as an “independent contractor.” Employees of each Party, including all Indegene Personnel, performing services or undertaking activities in connection with this Agreement shall not be and shall not be considered to be, employees of the other Party for any purpose. Neither Party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other Party’s employees. Nothing contained in this Agreement shall be construed as creating an employee-employer relationship or a principal-agent relationship or making the Parties joint ventures or, except as otherwise expressly provided herein (if at all), as granting to either Party the authority to bind or enter into any contracts or incur any obligations in the name of or on the account of the other Party or to make any guarantees or warranties on behalf of the other Party.

16.6      Assignment. Neither Party may assign or transfer this Agreement in whole or in part without the prior written consent of the other Party, except that either Party may make an assignment of this Agreement without the other Party’s consent (a) to an Affiliate or (b) to a Third Party successor to all or substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee is obligated pursuant to a written agreement to assume performance of this Agreement or such rights and obligations. For clarity, the Parties agree that TITAN shall be entitled to assign or transfer this Agreement to a Third Party on the sale or transfer of all or substantially all of its rights to the Product without Indegene’s consent. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null and void.

16.7      Force Majeure. Failure of either Party to fulfill or perform its obligations under this Agreement shall not subject such Party to any liability if such failure is due to an event or a cause beyond its reasonable control, such as unforeseen nationwide labor conflict, acts of God, fire, earthquakes, floods, war, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, public decrees, riots, insurrections (a “Force Majeure Event”), provided that the affected Party uses commercially reasonable efforts to remove such Force Majeure Event and commence performance hereunder as soon as possible following the removal of such Force Majeure Event and that the affected Party gives the other Party prompt notice of the existence of such Force Majeure Event.

16.8      No Third-Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than the Parties and the parties indemnified pursuant to Section 14 and there are no intended Third-Party beneficiaries except for the parties indemnified pursuant to Section 14.

16.9      Interpretation. The language of this Agreement is English. No translation into any other language shall be considered in the interpretation of this Agreement. The captions and headings of Articles and Sections contained in this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article; references in this Agreement to any Section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including”, or any variation thereof shall mean “including without limitation” and the word “including”, or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and / or”. All references in this Agreement, unless otherwise stated, to days means Calendar Days. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. All references to any agreement, instrument, law, statute, ordinance, order, rule, regulation, guidance, code or other document in this Agreement refers to such as originally executed or entered into force or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement.

16.10   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to be received (i) if sent to a destination within the United States, four (4) business days following mailing when mailed by registered or certified mail, postage prepaid, or (ii) if sent to a destination outside the United States, seven (7) business days following mailing international priority, or (iii) if sent to a destination within the United States, one (1) business day after delivery to reputable overnight delivery service, or (iv) if sent to a destination outside of the United States, three (3) business days following delivery to a reputable international express delivery service, or (v) when sent by confirmed electronic mail if sent during normal business hours of the recipient and if not, then on the next business day, or (vi) upon receipt when delivered by hand or by messenger, addressed as follows, or to such other addresses as the parties may provide each other from time to time:

If to TITAN:	TITAN PHARMACEUTICALS, INC.
400 Oyster Point Boulevard, Suite 505
South San Francisco, CA
Attention: Finance Department at bcrowley@titanpharm.com

With copies to:	LOEB & LOEB LLP
345 Park Avenue
New York, New York
Attention: Fran Stoller at fstoller@loeb.com

If to Indegene:	Indegene, Inc.
150 College Rd W, Suite 104
Princeton, NJ 08540
Attention: Legal Department

With a copy to:	Legal@indegene.com

16.11   Dispute Resolution. If a Dispute arises between the Parties which they are unable to resolve, each of the Parties shall (subject to any applicable cure period as set forth in this Agreement), be entitled to submit to the other Party written notice of such Dispute, with such notice setting forth in reasonable detail the nature of the Dispute (the “Dispute Notice”). For a period of thirty (30) days following the date of the receiving Party’s receipt of the Dispute Notice, the Parties shall seek to resolve such Dispute by good faith negotiation between the Parties’ senior executive officers or their designee. If at the end of such thirty (30) day period the Dispute remains unresolved, the dispute shall be settled by binding arbitration in the U.S.A., in the State of Delaware if brought by Indegene and in the State of New York or Delaware if brought by TITAN, and administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. The determination of the arbitrator(s) shall be deemed final without any appeals rights by the Parties. The prevailing Party will be entitled to receive from the non-prevailing Party all costs, damages and expenses, including reasonable attorney’s fees, incurred by the prevailing Party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing Party will be that Party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

16.12   Governing Law. This Agreement shall be governed by, enforced and shall be construed in accordance with the Laws of the State of Delaware without regard to any conflicts of law provision that would result in the application of the Laws of any State other than the State of Delaware.

16.13   Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files and any facsimile or electronic signature shall constitute an original for all purposes.

16.14   Further Assurances. Each Party shall, at its own expense, furnish, execute and deliver all documents and take all actions as may reasonably be required to affect the terms and purposes of this Agreement.

(Signature Page to Follow)

WITNESS WHEREOF, the Parties have signed this Agreement by their authorized representatives on the signature dates below and this Agreement is effective as of the Effective Date.

TITAN PHARMACEUTICALS, INC.			INDEGENE, INC.

By:	/s/ Sunil Bhonsle		By:	/s/ Gaurav Kapoor
	Name:	Sunil Bhonsle	Name:	Gaurav Kapoor
	Title:	President and CEO	Title:	Executive Vice President & Global Heal – Co-Commercialization

Date:	6/23/2020		Date:	6/23/2020

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Appendix 5

Amendment to Agreement

Amendment No. ___ to
Agreement For Co-promotion Partnership
between TITAN PHARMACEUTICALS, INC. and Indegene, Inc.

This Amendment No. ___ (“Amendment”) is entered into as of [______ ] (“Amendment Effective Date”) by and between TITAN PHARMACEUTICALS, INC. a Delaware corporation with an office at 400 Oyster Point Boulevard, Suite 505 South San Francisco, CA (“TITAN”) and Indegene, Inc., a Delaware corporation with an office at 150 College Road West Princeton, New Jersey 08540 (“Indegene”).Each of TITAN and Indegene are referred to in this Agreement as a “Party” and together as the “Parties”.

WHEREAS, TITAN and Indegene are parties to an Agreement For Promotional Services dated June 22, 2020 [as amended on [DATE]] [and as assigned by an assignment agreement dated [DATE]], (collectively comprising the “Agreement”) concerning the performance of certain promotional activities in the United States; and

WHEREAS, the Parties mutually desire to amend, modify and restate certain terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

1             DEFINITIONS

Unless otherwise defined herein, capitalized words in this Amendment shall have the meaning attributed to them in the Agreement.

2             AMENDMENTS

The Parties agree, as of the Amendment Effective Date, to a Renewal Term, amending the Agreement by extending the Term for one (1) successive year from the cessation of the Initial Term of [_________] to [__________].

3             INTEGRATION

Except for the sections of the Agreement specifically amended hereunder, all terms and conditions of the Agreement remain and shall remain in full force and effect. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.

4             APPLICABLE LAW & JURISDICTION

This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have signed this Amendment by their authorized representatives on the signature dates below and this Amendment is effective as of the Amendment Effective Date.

TITAN PHARMACEUTICALS,		INC. INDEGENE, INC.

By:		By
	Name:		Name:
	Title:		Title:
	Date:		Date:

Appendix 6

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